Exhibit 10.30
RESTRICTED STOCK UNIT AWARD AGREEMENT
(<Year of Grant> Performance-Based Award)
This Agreement (“Agreement”) is made this <Grant Date> by and between< Participant Name> (“Participant”) and The Progressive Corporation (the “Company”).
1. Definitions. Unless otherwise defined in this Agreement, each capitalized term in this Agreement shall have the meaning given to it in The Progressive Corporation 2010 Equity Incentive Plan, as amended (collectively, the “Plan”). It is understood that references herein to any performance results of the Company mean the applicable operating results of the Subsidiaries and Affiliate of the Company.
2. Award of Restricted Stock Units. The Company grants to Participant an award (the “Award”) of performance-based restricted stock units (“Restricted Stock Units” or “Units”), pursuant and subject to the Plan. The Award is based on an initial award value of <# of Units> Units (the “Initial Award Value”). The number of Restricted Stock Units that are ultimately earned pursuant to the Award (if any) will be determined based on the Initial Award Value and the procedures and calculations set forth in this Agreement. Under the calculations set forth below, the maximum potential Award is a number of Units equal to two (2) times the Initial Award Value (the “Maximum Award Value”).
3. Condition to Participant’s Rights under this Agreement. This Agreement shall not become effective, and Participant shall have no rights with respect to the Award or any Restricted Stock Units, unless and until Participant has fully executed this Agreement and delivered it to the Company. In the Company’s discretion, such execution and delivery may be accomplished through electronic means.
4. Restrictions; Vesting. Subject to the terms and conditions of the Plan and this Agreement, Participant’s rights in and to Restricted Stock Units shall vest, if at all, as follows:
a. Growth Evaluation Period. The “Growth Evaluation Period” shall be the <#>-year period comprised of the years <insert years>.
b. Certification. The Award shall vest (if at all) only if, to the extent, and when the Compensation Committee of the Board of Directors (the “Committee”) certifies:
1. the extent to which the Company’s performance results have satisfied the performance criteria set forth in both Subparagraphs c. and d. below; and
2. the corresponding number of Restricted Stock Units (if any) that have vested as a result of such performance.
Such certification shall occur as soon as practicable after the end of the Growth Evaluation Period, but in any event must occur (if at all) on or before <expiration date> (the “Expiration Date”). If the Committee certifies the vesting of a number of Units that is less than the Maximum Award Value, the Award will terminate and be forfeited automatically with respect to all other Units that could have been earned under this Agreement.
c. Profitability Requirement. The Award shall not vest unless the Company has achieved a combined ratio of 96 or less, determined in accordance with GAAP, for the twelve (12) consecutive fiscal months immediately preceding the date of the certification described in Subparagraph b. above (the “Profitability Requirement”).
d. Number of Units Vesting. Provided that the Profitability Requirement has been satisfied, the number of Restricted Stock Units (if any) that vest in connection with the Award will be determined as follows:
1. The Company’s compounded annual rate of growth in “Written Premiums” (defined below) for the Growth Evaluation Period for the Company’s private passenger auto and commercial auto businesses (“Company Growth Rate”) will be compared to the compounded annual rate of growth of the private passenger auto and commercial auto markets as a whole for the Growth Evaluation Period (“Market Growth Rate”), in each case determined as provided below. If the Company Growth Rate exceeds the Market Growth Rate, the applicable calculation required by the following table will determine the number of Restricted Stock Units vesting:
<Growth vesting goals/formulae>

2. If the Company Growth Rate is equal to or less than the Market Growth Rate, or if the Profitability Requirement has not been satisfied with respect to the Award prior to the Expiration Date, none of the Award shall vest, and the Award shall be forfeited in its entirety.
3. For purposes of these determinations:
A. Subject to the provisions of Subparagraphs B., C. and D. below:
i. “Written Premiums” shall mean premiums written directly during the applicable time period for the specified types of business, without taking into account reinsurance;
ii. The Company Growth Rate will be the compounded annual rate of growth in Written Premiums during the Growth Evaluation Period, determined by comparing (a) the annual aggregate Written Premiums of the Company in its Private Passenger Auto and Commercial Auto businesses for <last year of the Growth Evaluation Period>, as reported by A.M. Best in its annual report currently known as the “A2 Report,” with (b) such Written Premiums of the Company for <comparison year> as reported in A.M. Best’s A2 Report; and
iii. The Market Growth Rate will be the compounded annual rate of growth in Written Premiums during the Growth Evaluation Period, determined by comparing (a) the aggregate Written Premiums of the U.S. Private Passenger Auto market and the Commercial Auto market for <last year of the Growth Evaluation Period>, as reported in A.M. Best’s A2 Report, with (b) such Written Premiums for <comparison year> as reported in A.M. Best’s A2 Report, but excluding (in each case) the applicable Written Premiums of the Company;
B. If <comparison year/last year of the Growth Evaluation Period> is a 53-week year under the Company’s fiscal calendar, then in determining the Company Growth Rate as set forth in Subparagraph A. above, the aggregate Written Premiums for such year will be reduced by an amount equal to twenty percent (20%) of the Written Premiums of the Company in fiscal December <last year of the Growth Evaluation Period> in its Private Passenger Auto and Commercial Auto businesses, as determined from the Company’s records;
C. In making the calculations required under this Agreement, the Company Growth Rate and the Market Growth Rate shall each be rounded to the nearest thousandth of a whole percentage point and (if applicable) the number of Restricted Stock Units vesting shall be rounded to the nearest thousandth of a whole Unit (or, in each case, as otherwise reasonably determined by the Company); and
D. In the event that A.M. Best ceases to publish the A2 Report, or modifies the A2 Report in such a way as to render the comparisons required by this Agreement to be not meaningful, in the Committee’s sole judgment, the determinations required above shall be made using such comparable Company and industry-wide data as may be then available from A.M. Best in any successor or replacement report or publication, or such comparable data as may be available from another nationally recognized provider of insurance industry data, in each case as the Committee may approve in its sole discretion.
e. Committee Discretion. Notwithstanding anything to the contrary contained in this Agreement, at or prior to the time of vesting, the Committee, in its sole discretion, may reduce the number of Restricted Stock Units that otherwise would vest according to this Agreement, or eliminate the Award in full. The Committee, in its sole discretion, may treat individual participants differently for these purposes. Any such determination by the Committee shall be final and binding on Participant. Under no circumstances shall the Committee have discretion to increase the award to any Participant in excess of the number of Units that would have been awarded at vesting based on this Paragraph 4 (excluding adjustments required by Section 3(c) of the Plan).
The Award shall vest in accordance with and subject to the foregoing except to the extent that, prior to the Committee’s certification of the Award, the Award has been forfeited under the terms and conditions of the Plan.
5. Expiration of Award. Notwithstanding anything to the contrary in this Agreement, if Participant’s rights in and to the Award have not vested in accordance with Paragraph 4 of this Agreement on or before the Expiration Date, this Award shall expire at 11:59 p.m. on the Expiration Date. Upon such expiration, the Award shall terminate automatically, and Participant shall have no further rights with respect to the Award.
6. Dividend Equivalents. Subject to this Paragraph 6, Participant shall be credited with Dividend Equivalents with respect to the outstanding Award prior to the applicable vesting date. All Dividend Equivalents so credited will be deemed to be reinvested in Restricted Stock Units on the date that the applicable dividend or distribution is made to the Company’s shareholders, based on the Initial Award Value and any Units resulting from prior reinvestments of Dividend Equivalents, in the number of Units determined by dividing the value of the Dividend Equivalents by the Fair Market Value of the Company’s Stock on such date (rounded to the nearest thousandth of a whole Unit or as otherwise reasonably determined by the Company); provided, however, that if Dividend Equivalents cannot be reinvested in Units due to the operation of Section 3(a) of the Plan, such Dividend Equivalents will be credited to Participant as a cash value based on the Initial Award Value and any Units resulting from prior reinvestments of Dividend Equivalents, which cash value shall be held by the Company (without interest) subject to this Agreement. The Units and, if applicable, cash value resulting from the reinvestment of such Dividend Equivalents shall be subject to the same terms and conditions, and shall vest or be forfeited (if applicable) at the same time, upon the same conditions, and in the same proportion, as the Initial Award Value set forth in this Award.
7. Units Non-Transferable. No Restricted Stock Units (and no Dividend Equivalents credited hereunder) shall be transferable by Participant other than by will or by the laws of descent and distribution, and then only in accordance with the Plan. In the event any Award is transferred or assigned pursuant to a court order, such transfer or assignment shall be without liability to the Company, and the Company shall have the right to offset against such Award any expenses (including attorneys’ fees) incurred by the Company in connection with such transfer or assignment.
8. Deferral of Award. If Participant is eligible, and has made the appropriate election, to defer the Award into The Progressive Corporation Executive Deferred Compensation Plan (the “Deferral Plan”), at the time of vesting, the Restricted Stock Units that would otherwise vest under this Agreement shall be considered to be deferred pursuant to the Deferral Plan, subject to and in accordance with the terms and conditions of the Deferral Plan and any related deferral agreement.
9. Termination of Employment. Except as otherwise provided in the Plan or in this Paragraph 9, or as determined by the Committee, if Participant’s employment with the Company is terminated for any reason other than death or Qualified Retirement, the Award and all Restricted Stock Units held by Participant that are unvested or subject to restriction at the time of such termination shall be forfeited automatically. In the event that any such termination of employment occurs, for any reason other than death or for Cause, after the end of the Growth Evaluation Period but prior to the “first opportunity to certify results” (defined below), the Award shall not be forfeited at the time of Participant’s termination, and:
(a) if Participant has not satisfied the requirements for a Qualified Retirement, Participant shall be eligible to participate in the vesting of Restricted Stock Units under this Agreement only to the extent certified by the Committee at the time of such first opportunity to certify results, but if certification does not occur upon such first opportunity to certify results, the Award shall be forfeited automatically;
(b) if Participant has satisfied the requirements for a Qualified Retirement, Participant shall be eligible to participate in the vesting of Restricted Stock Units under this Agreement only to the extent certified by the Committee at the time of such first opportunity to certify results, but if certification does not occur upon such first opportunity to certify results, then pursuant to Section 10 of the Plan, fifty percent (50%) of such Award shall remain in effect and fifty percent (50%) of the Award shall be forfeited (or in certain cases, if the applicable requirements are satisfied, all of such Award shall remain in effect), and the portion that remains in effect shall thereafter vest, if at all, in accordance with this Agreement, but subject at all times to Section 10 of the Plan; provided, however, in either case, that if, prior to certification by the Committee, the Committee determines that Participant is engaging in, or has engaged in, a Disqualifying Activity, the Award and all applicable Restricted Stock Units that are then unvested or subject to restriction shall be forfeited automatically as of the Disqualification Date determined by the Committee. Any determination by the Committee that the Participant is engaging in, or has engaged in, any Disqualifying Activity, and of the Disqualification Date, shall be final and conclusive on Participant.
For purposes of this Paragraph 9, the phrase “first opportunity to certify results” means the date which is the earlier to occur of: (i) the last day of the calendar month immediately following the month in which A.M. Best publishes the A2 Report (or, if applicable, the calendar month immediately following the month in which the successor or replacement report or data described in Subparagraph 4.d.3.D. above is published) for the third year of the Growth Evaluation Period, or (ii) a meeting of the Compensation Committee is held at which such report or data is reviewed (whether or not a certification occurs) or a written action is executed by the Committee in lieu of such a meeting.

10. Distribution at Vesting. Subject to the provisions of the Plan and this Agreement, upon vesting of all or part of the Award, the Company shall distribute to Participant one share of the Company’s Stock in exchange for each such vested Restricted Stock Unit, and the remaining Restricted Stock Units (if any) shall be cancelled. Unless determined otherwise by the Company at any time prior to the applicable distribution, each fractional Restricted Stock Unit shall vest and be settled in an equal fraction of a share of the Company’s Stock.
11. Taxes. No later than the date as of which an amount relating to the Award first becomes taxable, Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state and local taxes and other items of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and its Subsidiaries and Affiliate, to the extent permitted by law, shall have the right to deduct any such taxes from any payment of any kind otherwise due to Participant. At vesting, Restricted Stock Units awarded under this Agreement will be valued at the Fair Market Value of the Company’s Stock on such date.
Participant must satisfy the minimum statutory tax withholding obligations resulting from the vesting of Restricted Stock Units (“Minimum Withholding Obligations”) either (a) by surrendering to the Company Restricted Stock Units that are then vesting with a value sufficient to satisfy the Minimum Withholding Obligations, or (b) by paying to the Company the appropriate amount in cash or, if acceptable to the Company, by check or other instrument. Unless Participant advises the Company of his or her election to use an alternative payment method, Participant shall be deemed to have elected to surrender to the Company Restricted Stock Units that are then vesting with a value sufficient to satisfy the Minimum Withholding Obligations. If Participant requests that the Company withhold taxes in addition to the Minimum Withholding Obligations, such additional withholding must be satisfied by Participant either (x) by paying to the Company the appropriate amount in cash or, if acceptable to the Company, by check or other instrument, or (y) provided that Participant has obtained the approval of either the Company or the Committee (as required under rules adopted by the Committee) prior to the date of vesting, by surrendering unrestricted shares of the Company’s Stock that are not being distributed to Participant as a result of the vesting event and that have then been owned by Participant in unrestricted form for more than six (6) months.
Under no circumstances will Participant be entitled to satisfy any such additional withholding by surrendering Restricted Stock Units, shares of the Company’s Stock that are being distributed to Participant as a result of the vesting event, or other shares of Stock that have then been owned by Participant in unrestricted form for six (6) months or less. In addition, under no circumstances will Participant be entitled to satisfy any Minimum Withholding Obligations or additional withholding by surrendering Restricted Stock Units that are not then vesting or any Restricted Stock Units that Participant has elected to defer under Paragraph 8 above. All payments, surrenders of Units or shares, elections or requests for approval must be made by Participant in accordance with such procedures as may be adopted by the Company in connection therewith, and subject to such rules as have been or may be adopted by the Committee.
12. Non-Solicitation. In consideration of the Award made to Participant under this Agreement, for a period of twelve (12) months immediately following Participant’s “Separation Date” (defined below), Participant shall not directly or indirectly recruit or solicit for hire, or hire, or assist in any manner in the recruitment, solicitation for hire or hiring, of any employee or officer of the Company or any of its Subsidiaries, or in any way induce any such employee or officer to terminate his or her employment with the Company or any of its Subsidiaries. For purposes of this Paragraph, “Separation Date” means the date on which Participant’s employment with the Company or its Subsidiaries is terminated for any reason.
13. Recoupment. If the Securities and Exchange Commission promulgates rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that require, as a condition to the Company’s continued listing on a national securities exchange, that the Company develop and implement a policy requiring the recovery of erroneously awarded compensation, and such regulations are applicable to Participant and the Award granted pursuant to this Agreement, then the following shall apply:
In the event that the Company is required to prepare a restatement of one or more of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, the Company will be entitled to recover from Participant, and Participant will promptly upon written demand return to the Company (whether or not Participant remains an employee of the Company at the time of such restatement or thereafter), the amount of any Award granted hereunder that (i) was paid or distributed to Participant (or any assignee or transferee permitted under Paragraph 7 above) during the three year period preceding the date on which the Company is required to prepare such restatement, and (ii) is in excess of what would have been paid or distributed to Participant (or any such assignee or transferee) under the restatement, or such other amount as may be required by the rules of the Securities and Exchange Commission or, if applicable, the New York Stock Exchange.

The provisions of this Paragraph 13 are in addition to the rights of the Company as set forth in Section 14(h) of the Plan.
14. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties relating to the Award, provided that the Agreement shall be at all times subject to the Plan.
15. Amendment. The Committee, in its sole discretion, may amend the terms of this Award, but no such amendment shall be made that would impair the rights of Participant, without Participant’s consent.
16. Acknowledgments. Participant: (i) acknowledges receiving a copy of the Plan Description relating to the Plan, and represents that he or she is familiar with all of the material provisions of the Plan, as set forth in such Plan Description; (ii) accepts this Agreement and the Award subject to all provisions of the Plan and this Agreement; and (iii) agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee relating to the Plan, this Agreement or the Award.
Participant evidences his or her agreement with the terms and conditions of this Agreement, and his or her intention to be bound by this Agreement, by electronically accepting the Award pursuant to the procedures adopted by the Company. Upon such acceptance by Participant, this Agreement will be immediately binding and enforceable against Participant and the Company.

THE PROGRESSIVE CORPORATION

By:	/s/ Charles E. Jarrett
Vice President & Secretary